EXHIBIT 10.24

                           Patent License Agreement

     THIS PATENT LICENSE AGREEMENT (this "Agreement") is made as of July 1, 2001 by and among Mark Algin Bowen and Mims Bowen, individuals (together, "Licensor"), and Majestic Safe-T-Products, Ltd., a Nevada corporation ("Licensee"), a wholly owned subsidiary of The Majestic Companies, Ltd., a Nevada corporation with offices at 8880 Rio San Diego Drive, Suite 800, San Diego, California 92108.

     WHEREAS, Licensee desires to obtain a license, and Licensor desires to grant a license under the Licensed Patent as defined herein on the terms and conditions specified herein;

     NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other valuable consideration, the parties to this Agreement do hereby covenant and agree as follows:

1. Definitions.

(a) "Licensed Patents" shall mean the United States patent Serial No.#5,462,324 * WO 95/28300 which discloses and claims a proprietary invention designated as the "S-1 Gard", including without limitation all subsequent modifications and alterations developed by Licensor or Licensee in connection with the use of the S-1 Gard under this Agreement and all Patent Rights related thereto, and related filings in countries outside of the United States.

(b) "Licensed Products" shall mean all products which employ, or are produced by, the practice of inventions claimed in the Licensed Patents for use in the school bus market, along with any and all configurations of product used in connection with commercializing the Licensed Products for the school bus market. Any changes to the technology embodied by the Licensed Products for use in the school bus market shall be made with the approval of Licensor and at the cost of Licensee. All right, title and interest to the Licensed Patent or any patents arising out of such development or alteration in manner of use of the Licensed Products shall be owned by Licensor and Licensee shall take all actions and assist Licensor in securing such patents in his name and at his costs and Licensee shall execute all instruments to secure ownership of such inventions and related technology in the name of Licensor.

(c) "Patent Rights" shall mean any existing patents and patent applications, including the Licensed Patent, any continuation, continuation-in-part, or division of such listed applications, any applications based on the subject matter of said patents or patent applications or improvements thereof, and any patent issuing on said applications.

(d) "School Bus Retrofit Market" shall mean that certain market segment comprised of potential buyers of the Licensed Products within the Territory, where such Licensed Products are purchased for installation on existing school buses already in service, which market expressly excludes any sales to the School Bus OEM Market.

(e) "School Bus OEM Market" shall mean that certain market segment comprised of potential buyers of the Licensed Products within the Territory, where such Licensed Products are purchased by process of specification and ordered for installation on new school buses by the original equipment manufacturer, including without limitation, ThomasT or BluebirdT, but expressly excluding any sales to the School Bus Retrofit Market.

(f) "Subcontractor Licensee" shall mean that certain manufacturer with facilities located in the United States for the purpose of both manufacturing the Licensed Products and performing royalty accounting duties set forth under Section 9, such as Romeo RIM, Inc., or other vehicle parts and accessories manufacturer of similar standing, as approved in writing by Licensor, which manufacturer shall be awarded a limited license to manufacture Licensed Products. The Licensee shall remain responsible for all of its duties agreed upon in this Agreement, regardless of the award of licenses to Subcontractor Licensee.

(g) "Technical Information" shall mean the know-how, trade secrets, technical data, design data, drawings, test results, source code and the like, licensed by the Licensor to the Licensee hereunder which relate uniquely to the development of the Licensed Product for commercial distribution and sale and which are referred to in Section 4 below.

(h)  "Territory" shall mean the United States and Canada.

2.  Grant.

(a) Licensor hereby grants to Licensee the exclusive right to make, use and sell Licensed Products embodying or made in accordance with the inventions of the Licensed Patents for manufacture and sale to the School Bus Retrofit Market, it being understood that so long as this Agreement has not been terminated, Licensee shall cause the Subcontractor Licensee to manufacture the Licensed Products for sale to Licensor who retains the exclusive right to sell to the School Bus OEM Market. Licensor hereby grants to Licensee the right to market and sell the Licensed Products under the name SAFE-T-GARD, it being understood that all right, title and interest in the name SAFE-T-GARD shall be owned by Licensor and Licensee shall assist Licensor in filing, at the sole cost of Licensor, all documents required to register such trademark in the name of Licensor, or to transfer and assign such registration to Licensor, at the sole cost of Licensor. Licensor hereby reserves the right to grant additional licenses to the Licensed Patents and the Licensed Products for manufacture and sale in markets outside of the School Bus Retrofit Market, including, without limitation, the School Bus OEM Market, public transportation, transit and private shuttle transportation of any kind or character.

(b) Licensor reserves the right to sell the Licensed Products in the School Bus OEM Market and so long as this Agreement has not been terminated, Licensor shall purchase the Licensed Products from Subcontractor Licensee at the cost charged to Licensee by Subcontractor Licensee; provided, however, for each Licensed Product sold by Licensor, Licensor shall pay Licensee the amount of One Hundred and 00/100 Dollars ($100.00) as compensation for national marketing efforts undertaken by Licensee in connection with Licensee's promotion of the Licensed Products, and provided further, that no royalty obligation shall be owed by Licensee to Licensor for such sales to Licensor.

(c)  The Licensee shall grant a sublicense to the Subcontractor
Licensee for the manufacture of Licensed Products to be sold only in the Territory and the following shall apply:

          (i) The Licensee shall promptly inform the Licensor of the subcontract to the Subcontractor Licensee and shall provide the Licensor with a copy of the agreement with the Subcontractor Licensee, and all amendments thereto, promptly after execution.

          (ii) The subcontract to the Subcontractor Licensee shall be in every respect subject to this Agreement, and the Subcontractor Licensee shall be required, by the Subcontractor Licensee agreement, to honor and be bound by the provisions of this Agreement as though it were the Licensee hereunder.

          (iii) The subcontract to the Subcontractor Licensee shall provide that it will terminate if this License Agreement is terminated.

          (iv) Licensor shall have the right to purchase all tooling used to manufacture the Licensed Products at the cost advanced by Licensee or Subcontractor Licensee within sixty (60) days following the date of termination of this Agreement.

3. Duties and Obligations of Licensee.

     The Licensor and the Licensee understand that the Licensor has no vested intellectual property rights in any country outside of the United States unless individual patents are obtained in each particular country where these rights are desired.

4. Transfer of Technical Information.

     The Licensor agrees that the Licensor shall furnish to the Licensee such Technical Information as will enable the Licensee to
develop and manufacture the Licensed Products.   All Technical
Information furnished hereunder shall be used by the Licensee exclusively for the purpose of performing its obligations under this Agreement and shall not be used for any other purpose without the specific written approval of the Licensor.

5. Technical Realization and Commercial Exploitation.

(a) The obligations of the Licensor hereunder shall be fully discharged upon the furnishing to Licensee of the Technical Information as herein above described. The Licensee acknowledges that it fully understands the subject matter of the license granted under this Agreement and has sufficient knowledge concerning the Licensed Products to manufacture it in a manner which will render it suitable for the particular purpose for which it is designed.

(b)  The Licensor does not make any warranty that the Licensed
Products is capable of commercial exploitation and sale, the risks of such commercial exploitation and sale being assumed exclusively by the Licensee.

(c) The Licensor agrees that, from and after the date of execution of this Agreement and until this Agreement shall expire or be sooner terminated, the Licensor shall not manufacture any Licensed Products, directly or indirectly.

6. Claims by Third Parties.

(a) The Licensor declares that, to the best of its knowledge, the Patent Rights do not infringe any patent or other protection owned or controlled by persons other than the Licensor. However, nothing in this Agreement shall be construed as a representation or a warranty by the Licensor as to the validity of any patent or other protection hereby agreed to be licensed or that manufacture, use or sale of the Licensed Products will not infringe any patent or other protection owned or controlled by persons who are not parties to this Agreement.

(b) In the event any patent infringement action is instituted against the Licensee based upon the exercise of any of the licenses or rights granted under this Agreement, the Licensee shall promptly notify the Licensor and the Licensor shall thereafter, through legal counsel of its choice, defend and prosecute any legal action which results therefrom. The parties hereto will cooperate fully in all respects in the conduct of such litigation or any settlement negotiations. The
Licensor may not, however, without the prior written approval of the Licensee, enter into any compromise, stipulation or other agreement of settlement which may prejudice the Licensee's rights or obligate the Licensee to pay any monies or other consideration to a third party.

(c) In the event any patent infringement action is instituted against the Licensor based upon the exercise of any of the licenses or rights granted under this Agreement, the Licensor shall promptly notify the Licensee and the Licensee shall have the right to participate in any legal action which results therefrom. The parties hereto will cooperate fully in all respects in the conduct of such litigation or any settlement negotiations. The Licensor may not, however, without the prior written approval of the Licensee, enter into any compromise, stipulation or other agreement of settlement which may substantially affect the Licensee's rights or obligate the Licensee to pay any monies or other consideration to a third party.

7. Term.

(a) The term of this Agreement shall terminate on June 30, 2006 and shall be renewed by the parties only upon the execution of a written agreement signed by both parties or their successors, heirs or assigns, which subsequent agreement shall be subject to the approval as to form by the respective legal counsel of the such parties at the time of renewal.

(b) Either party shall have the right to terminate this Agreement if the other party shall be in default of any material obligation hereunder. In such event, the non-defaulting party may give written notice of its election to terminate the Agreement under this Section 7(b), specifying such default; provided, however, in the event of a non-monetary default, the defaulting party may remedy the default within thirty (30) days after receipt of such notice to avoid termination. In the event of a monetary default, the defaulting party may remedy the default within seven (7) business days after receipt of such notice to avoid termination.

(c) Upon the termination of this Agreement, the Licensee shall immediately cease and desist from offering for sale or selling any Licensed Products parts or manuals therefor or services relating thereto, provided, however, that the Licensee may make sales and perform services required by contracts or agreements entered into and effective thirty (30) calendar days before the date of termination of this Agreement.

(d) The Licensee's obligations under this Agreement will continue until the termination or expiration date, for whatever reason, of this Agreement. In particular, any royalties accrued prior to the effective date of expiration or termination, or any royalties payable as a result of sales made after the date of expiration or termination as provided in Section 7(c) above, shall be payable in accordance with
Section 8. In addition, the Licensee's obligations under Sections 8(a) and 8(b) shall remain in full force and effect after termination of this Agreement for whatever reason.

(e) Provided that the Licensed Product is developed for commercial exploitation and sale and that termination is not due to a breach or default on the part of the Licensor under this Agreement, then upon termination or expiration of this Agreement, for the remaining life of the Licensed Patents, or any other patents owned by Licensor or Public Safety Transportation International Corporation ("PTS") which relate to rear wheel safety devices, the Licensee shall refrain from making, selling or marketing in the School Bus OEM Market or the School Bus Retrofit Market any products which utilize a physical barrier to prevent personal injury or death from the rear wheel of a bus.

8. Royalties and Other Compensation.

(a)  Minimum Base Royalty.

     During the period July 1, 2001 through June 1, 2006, Licensee shall pay Licensor a minimum base royalty due on the dates and in the amounts indicated on Exhibit "A", which amounts correspond to respective minimum quantity of parts to be sold by Licensee for the periods reflected on Exhibit "B".

(b)  Parts Royalty.

     For each Licensed Product, including replacement parts therefor (i.e. mounting steel receiver and safety gard) relating thereto, sold by the Licensee, Licensee shall pay a royalty to Licensor based on Licensee's Gross Selling Price (defined below in
Section 8(b)(iii)) at a rate of twenty percent (20%); provided, however, a rate of twenty-five percent (25%) shall apply where the Licensed Products are mandated for installation on school buses operated within the United States and/or Canada by the respective federal jurisdiction, or the respective state or province. For each Licensed Product sold by Licensee in quantities which exceed the minimum quantities for the respective periods set forth in Exhibit "B", Licensee shall pay to Licensor a royalty based on the applicable rates set forth in this Section 8(b) and in the following manner:

     (i) For purposes of calculating the minimum parts royalty due under this Section 8, and identifying the applicable rate set forth in this Section 8(b), for each of the respective periods set forth in Exhibit
     "B", the actual Licensed Products sold first in time shall be those designated as subject to the minimum parts royalty;

     (ii) No royalty payment shall be paid or required with respect to Licensed Products, parts or manuals sold by Licensee to Licensor;

     (iii) For the purpose of computing royalties under this Agreement, Licensee's "Gross Selling Price" shall be Licensee's gross invoice price, without deductions, for Licensed Products and parts and manuals therefor as packed for shipment, exclusive of transportation costs, taxes, original equipment manufacturer installation or retrofit by school district or their contractor, duties and other miscellaneous changes paid by the Licensee, regardless of whether subsequently reimbursed by the customer; provided, however, in computing royalties under this Agreement, irrespective of the actual gross invoice price, for purposes of calculating the royalty due hereunder, the gross invoice price will be deemed to be at least Seven Hundred and 00/100 Dollars ($700.00).

(c)  Minimum Royalty Credit.

     Irrespective of the number of Licensed Products sold by Licensee, during the term of this Agreement, Licensee shall pay Licensor the minimum parts royalty as provided in Section 8(a). In calculating the parts royalty obligation set forth in Section 8(b), Licensee shall be given a quantity credit for all current and prior payments of minimum base royalty paid to Licensor until such quantities have been fully applied against current sales of the Licensed Products. For instance, in year three of the Agreement, if Licensee has paid minimum base royalties on parts totaling 500, plus 1,000, plus 4,000 or 5,500 parts and Licensee's cumulative sales through the end of year three of the Agreement total 7,000 parts, then Licensee's parts royalty obligation for year three of the Agreement shall apply only to 1,500 parts.

(d)  Additional Royalty Amounts Due.

     Upon Licensor's receipt of the quarterly reports prepared by Subcontractor Licensee, as required under Section 9, Licensee shall pay Licensor on or before thirty (30) days following Licensor's receipt of such report any additional royalty amounts due based on sales of Licensed Products where the actual applicable royalty rate is twenty-five percent (25%).

(e)  Stock Compensation.

     Upon execution of this Agreement, Licensee shall transfer to Licensor the shares of stock identified in Exhibit "C" and Exhibit "D", respectively.

9. Royalty Accounting.

(a) Within thirty (30) days after the expiration of each three (3) month period ("Quarter"), the Subcontractor Licensee shall deliver to the Licensor a true and accurate report in writing, giving such particulars of the business conducted by the Licensee during the preceding Quarter as are pertinent to any accounting for any such royalties under this Agreement.

(b) Subcontractor Licensee shall pay Licensor directly by bank draft, payable in U.S. currency and delivered to Licensor as shall be designated in writing by the Licensor within thirty (30) days of the date payment is received from Licensee's customer.

(c) Unless otherwise directed by Licensor, all payments due under this Agreement shall be made payable to PTS and mailed to the following address:

Mr. Mark Bowen, President
Public Transportation Safety International Corporation
523 West 6th Street, Suite 1222
Los Angeles, California  90014

(d) Licensee shall require Subcontractor Licensee to agree in writing to keep records showing the quantity, description and total gross selling price of all Licensed Products and parts and manuals therefor that have been sold or otherwise disposed of and such other related information in sufficient detail to enable the compensation payable hereunder by Subcontractor Licensee to be determined. Licensee shall require Subcontractor Licensee in writing to permit its books and records to be examined from time to time by an outside auditor selected by Licensor, at Licensor's expense, to verify the reports provided for in Section 9(a). Licensor hereby agrees to pay the reasonable administrative and accounting fees associated with the payment and record keeping requirements set forth in this Section 9.

(e) Licensee shall permit its books and records to be examined from time to time by an outside auditor selected by Licensor, at Licensor's expense, to verify compliance with this Agreement.

(f) For any period during which a minimum royalty payment is due and sales for such period are less than the required quantity, then Licensee shall pay Licensor directly by bank draft, payable in U.S. currency and delivered to the address indicated in Section 9(c), unless otherwise directed in writing by Licensor.

10. Assignment.

     This Agreement shall be binding upon and inure to the benefit of the successors, heirs and assigns of the parties to this Agreement and may be assigned or transferred; provided however, the assigning party shall remain liable for all obligations and duties under this Agreement. Licensee hereby acknowledges that Licensor may assign all right, title and interest in this Agreement to PTS and Licensee hereby consents to such assignment.

11. Ownership of Licensed Patent.

     Licensee hereby acknowledges that Licensor is the true owners of the Licensed Patent and hereby agrees that any claim of ownership or interest to the Licensed Patent and any technology developed by Licensee related to the Licensed Patent or the Licensed Products, other than the limited license granted under this Agreement shall result in an immediate termination of this Agreement and a forfeiture of rights and benefits under this Agreement and Licensor shall have no further obligation of any kind by Licensor and Licensor reserves all rights of action against Licensee related to such claim.

12. Warranty and Representations.

     Licensor warrants and represents that it has the legal right to grant the license set forth herein.

13. Patent Markings.

     The Licensee agrees to mark, and to cause its sublicensees to mark, such notices of patents, patent applications, and other proprietary rights on documentation and packaging for the Licensed Products made and/or sold by the Licensee as are appropriate to protect the Licensor's intellectual property rights. The contents of such notices shall be designated by the Licensor, subject to the consent of the Licensee which shall not be unreasonably delayed or withheld. The Licensed Product will have, at the option of the Licensor and subject to the reasonable approval of the Licensee and its sublicensees with respect to size and placement, either (a) a notice stating that the Licensed Product was made with the Licensor's technology or (b) a designated trademark of the Licensor.

14. Quality.

(a) The Licensee agrees that all Licensed Products shall be manufactured only subject to a written agreement between Licensee and Subcontractor Licensee and all Licensed Products manufactured under such agreement shall be of the standards of quality and reliability required by applicable laws and regulations pertaining to the Licensed Products.

(b) The representatives of the Licensor and/or the Licensor shall have the right, in conjunction with representatives of the Licensee and during reasonable business hours, to inspect the assembly and/or manufacturing facilities of the Subcontractor Licensee relating to the Licensed Products and the Licensor shall have the right to test the Licensed Products at Licensor's expense on the premises of the Subcontractor Licensee or in other facilities of its own selection.

15. Indemnity.

     In the event that any claims, demands or lawsuits are made or brought against Licensor, or PTS, related to the Licensed Products, Licensee shall hold Licensor and PTS free and harmless, defend all actions brought against Licensor and PTS, pay all costs of any lawsuit, including attorney's fees, and indemnify and hold harmless Licensor and PTS for any costs incurred by Licensor in connection therewith. In the event of any claim, threatened claim, or notification of either which may be the subject of indemnification provided for in this Section, Licensor will give Licensee prompt written notification thereof and provide Licensee such reasonable assistance in the response and prosecution of any defense as Licensor may request, at Licensee's expense. The provisions of this Section and the indemnity herewith shall survive any termination of this Agreement and any performance hereunder. Rights of indemnification provided herein are in addition to any other rights to indemnification which may be provided or allowed by law.

16. Insurance.

(a) The Licensee shall be responsible for obtaining and maintaining in full force and effect workers' compensation, employers' liability, business automobile liability, umbrella liability, and commercial general liability insurance pursuant to the requirements of this Section hereinafter set forth and any other requirements contained herein. The Licensee shall comply with all state and local insurance statutes and regulations. The Licensee's commercial general liability and umbrella insurance policies shall include contractual liability, with limits of not less than the amounts specified below, and shall include all defense costs, including, but not limited to, attorneys' fees, court costs, and other similar costs and expenses. It is understood and agreed that any insurance limits shall not be construed as a limitation on the Licensee's liability. The policies shall provide coverage for any liability the Licensee (including its employees, agents, invitees, contractors and subcontractors) may have for bodily injury or death, personal and advertising injury, or property damage. The Licensor, including the divisions, subsidiaries, parent and corporate affiliates of PTS, and its owner, shareholders, officers, directors, employees, and agents shall be included as "additional insureds" under all insurance policies provided by the Licensee, if requested by the Licensor, and each policy shall provide a waiver of subrogation. The Licensor shall not be deemed to fall within the definition of "an Insured" for purposes of any bodily injury to employee exclusions that may exist within the Licensee's policy, and the Licensee will provide an endorsement to this effect. All insurance maintained by Licensee shall be primary to any which may otherwise be available to the Licensor. All insurance required hereunder shall be obtained through insurers reasonably satisfactory to the Licensor.

(b) If at any time the Licensee fails to obtain insurance (or provide proof of insurance) in accordance with this Agreement, or otherwise required by the Licensor, the Licensor may obtain the coverage specified in this Agreement and charge all associated premiums and costs to the Licensee. The Licensee shall reimburse the Licensor the cost thereof within fifteen (15) days of receipt of notice from the Licensor. The Licensee agrees to maintain the following minimum limits of insurance:

     Workers' Compensation and Employers' Liability Limits:

     Workers' Compensation:                          Statutory Limits
     Employers' Liability:                              $1,000,000

     Commercial General Liability: (Commercial General Liability Form ISO 1988 or equivalent), including Contractual Liability and Products and Completed Operations, on an occurrence form for bodily injury and personal injury or property damage Limits:

          Bodily Injury & Property Damage per occurrence:         $1,000,000
          Personal Injury & Advertising Injury per occurrence:    $1,000,000
          Products/Completed Operations Aggregate:                $1,000,000
          General Aggregate per location:                         $2,000,000

     Intellectual Property Liability                              $  500,000

     Umbrella Liability: Liability coverage attaching excess of Commercial General Liability, Automobile
     Liability, and Employers' Liability policies Limits:

          Per Claim:                                             $3,000,000

(c) The Licensee shall obtain and maintain its own expense, commencing at least thirty (30) days prior to the date of commencement of distribution of the Licensed Products, product liability insurance, naming the Licensor as an insured party, from a qualified insurance carrier in an amount and containing provisions reasonably acceptable to the Licensor, which, as to amount, the Licensor agrees initially shall be Three Million Dollars ($3,000,000), for personal injury and for property damage. This policy shall specify that it may not be cancelled by the insurer except after thirty (30) days prior written notice by the insurer tot he Licensor. The Licensee shall provide a copy of the policy to the Licensor before selling or distributing any Licensed Products and whenever the policy is modified, renewed or replaced thereafter.

(c) The Licensee shall provide a certificate of insurance as evidence of all insurance policies satisfying the terms and minimum limits specified above. The Licensee shall cause its insurer to provide thirty (30) days prior written notice to Licensor of cancellation of, or any material change in, coverage and the certificate shall provide for such notice.

(d) The Licensee shall be responsible for obtaining and maintaining in full force and effect patent infringement insurance during the term of this Agreement, except for the initial twenty-four (24) months during which period Licensee shall be self-insured.

17. Covenants of the Parties.

(a) Neither party shall be obligated to disclose to the other party any proprietary information of a third party without the consent of such third party, nor any information the furnishing of which would require the payment of consideration to a third party other than an employee of the party furnishing the information.

(b) Neither party shall be obligated to disclose to the other party any information which its government does not permit to be disclosed.

(c) Each Party will use reasonable efforts to perform its obligations under this Agreement, but shall, except for Licensee's obligation to make any payment of money under this Agreement, be excused for failure to perform or for delay in performance hereunder due to (1) causes beyond its reasonable control or (2) acts of God, acts of the other Party or its contractors, acts of civil or military authorities (including the Governments of Canada and the United States and political subdivisions thereof), U.S. Government priorities, fires, strikes, floods, epidemics, war, riot, delays in transportation, or
(3) causes beyond its reasonable control to obtain necessary labor or materials.

18. Confidentiality.

(a) All Technical Information furnished by the Licensor to the Licensee pursuant to this Agreement shall be treated as confidential by the Licensee, even after the expiration or earlier termination of this Agreement. The Licensee shall take all necessary steps to prevent disclosure of any and all such Technical Information. With the prior consent of the Licensor, the Licensee shall have the right to disclose to subcontractors such Technical Information as is necessary but only if a confidentiality agreement substantially in acceptable form to the Licensor, shall have been executed by such subcontractor in accordance with this Section.

(b) All Technical Information provided by the Licensor to the Licensee under this Agreement, as well as any copies or translations thereof made by the Licensee, shall remain the property of the Licensor and shall be returned by the Licensee within thirty (30) days from the date of termination or expiration of this Agreement. At the discretion of the Licensor, the Technical Information shall be destroyed by the Licensee upon termination or expiration of this Agreement when so requested by the Licensor, whereupon the Licensee shall destroy the Technical Information within thirty (30) days from its receipt of such request and thereafter promptly provide a written certification to the Licensor that all Technical Information has been destroyed.

19. Warranty and Limitation of Liability.

(a)  The Licensor represents to the Licensee that the Technical
Information furnished pursuant to this Agreement will correspond to the Technical Information used by the Licensor.

(b) The Licensor makes no express warranty, and no warranty shall be implied, with respect to any Technical Information furnished by it
under this Agreement.   It is agreed that the Licensor shall not be
liable, whether in contract, tort or otherwise, nor in any way responsible for:

     (i)   The accuracy, utility, or adequacy of any Technical
     Information furnished or disclosed by it in connection with this Agreement, or

     (ii) The performance of products manufactured or repaired or overhauled by Licensee on the basis of any Technical Information furnished in connection with this Agreement.

(c) Each party shall be responsible for the safety of its own employees and agents with respect to the handling or use of compounds, materials, and equipment involved in this Agreement. The Licensor makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibility whatever with respect to use, sale, or other disposition by the Licensee or its vendees or other transferees of the Licensed Product. The Licensor shall not be liable for any loss, expense, claim, or damages arising out of or relating to the practice or use of any licensed technology in the design, construction, and operation of a facility manufacturing or handling the Licensed Products or in the use or sale of the Licensed Products produced in such facility.

(d) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES OF ANY NATURE WHATSOEVER ARISING FROM THE PERFORMANCE OR FAILURE TO PERFORM OF
EITHER PARTY HEREUNDER, OR THE PERFORMANCE OR FAILURE TO PERFORM OF
ANY GOODS DELIVERED UNDER THIS AGREEMENT, WHETHER DUE TO BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, OR OTHERWISE EXCEPT AS A
RESULT OF SUCH PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE.

20. Technical Assistance.

(a) Mark Bowen shall provide certain technical support, assistance and training to the individuals designated by Licensee as the technical persons engaged to handle the manufacture and installation of the Licensed Products (the "Licensee Technician") as provided in Sections 20(b) and 20(c) in this Agreement.

(b) During the ninety (90) day period following execution of this Agreement, at mutually convenient times and in locations designated by Mark Bowen within the Los Angeles and San Diego, California areas, Licensor shall devote such time as Mark Bowen deems reasonable to assist the Licensee Technicians in the techniques of inspecting and mounting the S-1 Gard on school buses, along with technical guidance and commentary on research, development and modification of the S-1 Gard for use on school buses. In no event shall Mark Bowen be required to perform technical assistance for more than ten (10) hours in any one (1) week period.

(c) All transportation, meals or lodging expenses to be incurred by Mark Bowen related to technical assistance to be performed outside of the Los Angeles or San Diego areas shall be paid in advance by Licensee and agreed to in writing prior to the performance of services by Mark Bowen.

21. Applicable Law and Jurisdiction.

     This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of California. Any and all proceedings relating to the subject matter hereof shall be maintained in the courts of the State of California or the Federal district courts sitting in California, which courts shall have exclusive jurisdiction for such purpose.

22. Attorneys Fees.

     In the event of litigation of any provision related to this Agreement, court costs and reasonable attorneys fees shall be paid to the prevailing party.

23. Enforceability.

     If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

24. Entire Agreement.

     This Agreements and the Exhibits attached hereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings between the parties relating to the subject matter hereof and thereof.

25. Amendments and Waivers.

     All amendments and other modifications hereof shall be in writing and signed by each of the parties hereto and shall be subject to the approval as to form by the respective legal counsel of the such parties at the time of amendment or modification. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

MAJESTIC SAFE-T-PRODUCTS, LTD.,
a Nevada corporation, a wholly owned subsidiary of THE MAJESTIC COMPANIES, LTD., a Nevada corporation



By: /S/ Steven D. Rosenthal                     /S/ Steven D. Rosenthal
Steven D. Rosenthal                             Steven D. Rosenthal
President & COO                                 President & COO

Name:  Mark Bowen                              /S/ Mark Algin Bowen
                                               Mark Algin Bowen, an individual
Title: President

By:  /S/Mims Bowen


Name:  Mims Bowen                              /S/ Mims Bowen

Title: Secretary                              Mims Bowen, an individual

                                EXHIBIT "A"

                            MINIMUM BASE ROYALTY

DATE DUE                     AMOUNT

July 1, 2001                 -0-
August 1, 2001               -0-
September 1, 2001            -0-
October 1, 2001              $10,000.00
November 1, 2001             $10,000.00
December 1, 2001             $10,000.00
January 1, 2002              $10,000.00
February 1, 2002             $10,000.00
March 1, 2002                $10,000.00
April 1, 2002                $10,000.00
May 1, 2002                  $10,000.00
June 1, 2002                 $10,000.00

July 1, 2002                 $19,583.33
August 1, 2002               $19,583.33
September 1, 2002            $19,583.33
October 1, 2002              $19,583.33
November 1, 2002             $19,583.33
December 1, 2002             $19,583.33
January 1, 2003              $19,583.33
February 1, 2003             $19,583.33
March 1, 2003                $19,583.33
April 1, 2003                $19,583.33
May 1, 2003                  $19,583.33
June 1, 2003                 $19,583.33

July 1, 2003                 -0-
August 1, 2003               -0-
September 1, 2003            -0-
October 1, 2003              -0-
November 1, 2003             -0-
December 1, 2003             $317,500.00
January 1, 2004              -0-
February 1, 2004             -0-
March 1, 2004                -0-
April 1, 2004                -0-
May 1, 2004                  -0-
June 1, 2004                 $317,500.00

July 1, 2004                 -0-
August 1, 2004               -0-
September 1, 2004            -0-
October 1, 2004              -0-
November 1, 2004             -0-
December 1, 2004             $507,500.00
January 1, 2005              -0-
February 1, 2005             -0-
March 1, 2005                -0-
April 1, 2005                -0-
May 1, 2005                  -0-
June 1, 2005                 $507,500.00

July 1, 2005                 -0-
August 1, 2005               -0-
September 1, 2005            -0-
October 1, 2005              -0-
November 1, 2005             -0-
December 1, 2005             $507,500.00
January 1, 2006              -0-
February 1, 2006             -0-
March 1, 2006                -0-
April 1, 2006                -0-
May 1, 2006                  -0-
June 1, 2006                 $507,500.00

                               EXHIBIT "B"

                              MINIMUM PARTS

          PERIOD                                  PARTS

July 1, 2001 Through June 30, 2002                  500

July 1, 2002 Through June 30, 2003                1,000

July 1, 2003 Through June 30, 2004                4,000

July 1, 2004 Through June 30, 2005                7,250

July 1, 2005 Through June 30, 2006                7,250

                             EXHIBIT "C"

                          UNESTRICTED STOCK



                        500,000 COMMON SHARES

                                 OF

                      THE MAJESTIC COMPANIES LTD.

                     [Unrestricted as to Transfer]



                            EXHIBIT "D"

                          RESTRICTED STOCK

                        1,000,000 COMMON SHARES

                                 OF

                       THE MAJESTIC COMPANIES LTD.

[Transfer Prohibited for the Period of Twelve (12) Months Following
Date of Issue]